Franco-Nevada Corporation 199 Bay Street Suite 2000, P.O. Box 285 Commerce Court West Toronto, Ontario M5L 1G9 Tel: 416-306-6300 Fax: 416-306-6330 www.franco-nevada.com

March 19, 2014

US Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syrian Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Dear Sir/Madam:

Pursuant to Section 219 of the Iran Threat Reduction and Syrian Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Franco-Nevada Corporation has made disclosure pursuant to those provisions in its Annual Report on Form 40-F for the year ended December 31, 2013, which was filed with the Securities and Exchange Commission on March 19, 2014. Such disclosure is on p.16 of the Annual Report on Form 40-F.

Respectfully,

/s/ Lloyd Hong

Lloyd Hong
Chief Legal Officer & Corporate Secretary